Exhibit (l)

TCW ALTERNATIVE FUNDS

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made this [    ] day of [        ], 2015, by and between, TCW Alternative Funds, a Delaware statutory trust (the “Trust”), on behalf of its series, TCW/Gargoyle Hedged Value Fund (the “Fund”), and TCW [                    ], a [                    ] (the “Subscriber”).

WITNESSETH:

WHEREAS, the Trust has been formed for the purpose of carrying on business as an open-end management investment company;

WHEREAS, the Fund is the initial series of the Trust having separate debts, liabilities, obligations and expenses from those of any future series of the Trust;

WHEREAS, the Subscriber has been retained to act as the investment adviser to the Fund; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, [twenty (20)] shares of the Fund (the “Shares”) for a total purchase price of $[200] ($10 per Share).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Subscriber subscribes for and agrees to purchase from the Trust, and the Trust agrees to issue and sell to the Subscriber, the Shares at the Closing (as defined below) in exchange for payment by the Subscriber of an aggregate purchase price (the “Aggregate Purchase Price”) of $[200] ($10 per Share).

2. The purchase and sale of the Shares shall take place on [            ], 2015 or on such other date as the parties may agree (the “Closing”). On or prior to the date of the Closing, the Subscriber agrees to deliver, or cause to be delivered, the Aggregate Purchase Price in immediately available funds to an account designated by the Trust.

3. To induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

(a)	That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under the securities laws of any state;

(b)	That the Shares will be sold by the Trust in reliance on an exemption from the registration requirements of the Securities Act;

(c)	That the Trust’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations, warranties and agreements of the Subscriber contained in this Agreement;

(d)	That when issued, the Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act (“Rule 144”) and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

(e)	That there currently do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for the resale of the Shares, and that in the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144; and

(f)	That the Subscriber may be subject to additional restrictions on the resale or transfer of the Shares as set forth in the Trust’s Registration Statement, as amended from time to time;

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (f) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.

4. To further induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber:

(a)	Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)	Represents and warrants that the Subscriber has such knowledge and experience in financial and business matters to enable the Subscriber to evaluate the merits and risks of an investment in the Trust, and the Subscriber is able to bear the economic risk of that investment;

(c)	Represents and warrants that the Subscriber has received written information concerning the Trust, including the Trust’s then current pre-effective Registration Statement, and has had the opportunity to ask questions and receive answers concerning the terms of this offering and to obtain additional information as desired in order to evaluate the merits and risks in investing in and holding the Shares;

(d)	Understands, acknowledges and agrees that the Aggregate Purchase Price, when paid to the Trust against delivery of the Shares, will represent the initial capital of the Trust and, as a result, the Trust currently has no assets or financial statement information to furnish to the Subscriber, which information the Subscriber understands, acknowledges and agrees is presently not material to an understanding of the Trust, its proposed business and the Shares offered;

(e)	Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

(f)	Consents, upon becoming the sole shareholder of the Trust and in such capacity, to the issuance and sale by the Trust of additional shares of the Fund and shares of other series of the Trust at such price as determined in accordance with the Trust’s then current Registration Statement.

5. The Trust hereby represents and warrants to the Subscriber that the Shares, when issued, sold and delivered to the Subscriber against payment of the Aggregate Purchase Price therefor, will be duly and validly issued, fully paid and nonassessesable.

6. This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original. This Agreement shall be governed by the laws of the state of Delaware, excluding conflicts of law provisions thereof.

7. The Trust and the Subscriber shall take all further actions and deliver all further documents that are reasonably required to effect the transactions contemplated by this Agreement.

8. This Agreement is executed on behalf of the Trust by an officer or Trustee of the Trust as an officer or Trustee, as the case may be, and not individually, and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and date first above written.

TCW ALTERNATIVE FUNDS

By:

Name:	Patrick W. Dennis
Title:	Vice President and Assistant Secretary

TCW [ ]

By:

Name:
Title: